SOUTHWEST REPORTS THIRD QUARTER 2021 RESULTS

DALLAS, TEXAS - October 21, 2021 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its third quarter 2021 financial results:

•Third quarter net income of $446 million, or $.73 per diluted share, driven by a $763 million offset of salaries, wages, and benefits expenses related to the receipt of Payroll Support Program (PSP) proceeds under the American Rescue Plan Act of 2021
•Excluding special items1, third quarter net loss of $135 million, or $.23 loss per diluted share
•Third quarter operating revenues of $4.7 billion, down 17.0 percent compared with third quarter 2019
•Ended third quarter with liquidity2 of $17.0 billion, well in excess of debt outstanding of $11.2 billion

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "Third quarter 2021 was a challenge for us, operationally. Despite the deceleration of traffic in August and September due to surging COVID-19 cases, the third quarter 2021 demand and revenue performance was quite strong and a dramatic improvement from a year ago. That was a bright and encouraging sign of recovery, and I was especially pleased with July's revenue and profit performance. We were aggressive with our capacity plans for third quarter 2021, coming close to pre-pandemic third quarter 2019 available seat miles. Our active (versus inactive) and available staffing fell below plan and, along with other factors, caused us to miss our operational ontime performance targets, and that created additional cost headwinds. The net effect, including a revenue penalty of $300 million due to the COVID-19 surge, was a loss of $135 million, excluding special items.

"We have reined in our capacity plans to adjust to the current staffing environment, and our ontime performance has improved, accordingly. We are aggressively hiring to a goal of approximately 5,000 new Employees by the end of this year, and we are currently more than halfway toward that goal. Our 2022 capacity planning reflects more conservative staffing assumptions, as well, all compared to historical norms. With respect to our fourth quarter 2021 revenue outlook, while there are lingering effects from the summer COVID-19 surge and recent operational challenges, we are encouraged with renewed momentum in leisure and business traffic, revenues, and bookings—especially over the holidays. Except for higher fuel prices, fourth quarter 2021's overall results are trending better than third quarter 2021.

"I am very proud of our People. They worked especially hard in challenging circumstances. We made good progress in our pandemic recovery in third quarter 2021, and I expect more in fourth quarter. I'm very excited about the demand recovery and our prospects for 2022. Our Leadership has an excellent plan with a laser focus on execution. We are in a very strong financial position, and I thank all of our People for their resilience, their resolve, and their devotion to serving our valued Customers."

Revenue Results and Outlook
The Company's third quarter 2021 operating revenues increased 161.0 percent, year-over-year, to $4.7 billion, but decreased 17.0 percent compared with third quarter 2019 due to the impact of the pandemic. Third quarter 2021 operating revenue per available seat mile (RASM, or unit revenues) was 12.07 cents, a decrease of 15.7 percent, compared with third quarter 2019, driven primarily by a passenger revenue yield decrease of 15.0 percent and a load factor decrease of 2.8 points.

Although less severe than prior waves of rising COVID-19 cases, the negative effects associated with the Delta variant are estimated to have impacted August and September 2021 operating revenues by approximately $100 million and $200 million, respectively. Despite the demand deceleration, third quarter 2021 operating revenues and revenue passengers reached 83 percent and 87 percent of 2019 levels, respectively, which is meaningful progress and a strong indication of the pent-up demand for air travel. Revenue and booking trends began to significantly improve in the second half of September 2021 as COVID-19 cases declined, which resulted in an improvement in the Company's September and third quarter 2021 operating revenues as compared with the Company's previous estimation. September 2021 managed business revenues declined 73 percent compared with September 2019.

The following table presents selected revenue and load factor results for third quarter 2021:

	July 2021	August 2021	September 2021	3Q 2021
Operating revenue compared with 2019 (a)	Down 12%	Down 19%	Down 22%	Down 17%
Previous estimation	(b)	(b)	Down 25% to 30%	Down 18% to 20%
Load factor	87%	79%	75%	81%
Previous estimation	(b)	(b)	75% to 80%	80% to 85%
(a) The Company believes that operating revenues compared with 2019 is a more relevant measure of performance than a year-over-year comparison due to the significant impacts in 2020 due to the pandemic.
(b) Remains unchanged from previously provided estimation.

The Company is encouraged by recent improvements in underlying revenue trends as COVID-19 cases have declined; however, the lingering effects from the deceleration in bookings in third quarter 2021 are estimated to negatively impact fourth quarter 2021 operating revenues by approximately $100 million. For October 2021, despite the improvement in revenue and booking trends experienced in the second half of September 2021 continuing, thus far, into this month, October operating revenues include two headwinds—an estimated $40 million negative impact due to the lingering effects of the Delta variant and an estimated $75 million negative impact as a result of flight cancellations from operational challenges experienced earlier this month and related Customer refunds and gestures of goodwill. Despite these headwinds, and based on current bookings, the Company's guidance for October 2021 operating revenues remains unchanged, as the recent improvement in travel demand trends offsets the aforementioned headwinds. Business revenues continue to lag leisure revenue trends; however, the Company is encouraged by the recent improvement in business travel demand resulting in steady improvements in business bookings, thus far, in October 2021. Beyond October 2021, the current booking curve for the holidays is trending in line with 2019 levels.

The following table presents estimates of revenue and load factor for October and fourth quarter 2021:

	Estimated October 2021	Estimated 4Q 2021
Operating revenue compared with 2019 (a)	Down 20% to 30%	Down 15% to 25%
Previous estimation	(b)	(c)
Load factor	78% to 83%	80% to 85%
Previous estimation	75% to 85%	(c)
(a) The Company believes that operating revenues compared with 2019 is a more relevant measure of performance than a year-over-year comparison due to the significant impacts in 2020 due to the pandemic.
(b) Remains unchanged from previously provided estimation.
(c) No previous estimation provided.

The Company went live with Sabre's Global Distribution System (GDS) platform on July 26, 2021, achieving the Company's goal of enabling industry-standard corporate bookings through multiple GDS platforms. In addition to Sabre, the Company is currently accepting corporate bookings through Amadeus's GDS platform and Travelport's multiple GDS platforms (Apollo, Worldspan, and Galileo). The Company's enhancement of its GDS channel strategy is part of its larger "channel of choice" offering and complements its "direct connect" strategy, as well as its existing SWABIZ® direct travel management tool. The goal is to distribute Southwest's everyday low fares to more business travelers through their preferred channel and grow the Company's managed business revenues.

Cost Performance and Outlook
Third quarter 2021 operating expenses increased 23.2 percent, year-over-year, to $3.9 billion, but decreased 18.1 percent compared with third quarter 2019 primarily due to a $763 million offset of salaries, wages, and benefits expenses related to the receipt of PSP proceeds, which was recorded as a special item. Excluding special items, third quarter 2021 operating expenses increased 40.6 percent, year-over-year, to $4.7 billion. Third quarter 2021 operating expenses per available seat mile (CASM, or unit costs) decreased 16.8 percent, compared with third quarter 2019. Excluding special items, third quarter 2021 CASM was comparable with third quarter 2019.

The following table presents economic fuel costs per gallon1, including the impact of fuel hedging premium expense and fuel derivative contracts, for third quarter 2021 and the corresponding prior year period:

	Third Quarter
	2021	2020
Economic fuel costs per gallon	$2.04	$1.23
Fuel hedging premium expense	$25 million	$24 million
Fuel hedging premium expense per gallon	$0.05	$0.08
Fuel hedging cash settlement gains per gallon	$0.04	—

The Company's third quarter 2021 available seat miles (ASMs, or capacity) per gallon (fuel efficiency) declined 4.5 percent, year-over-year, due to the return to service of more of the Company's least fuel-efficient aircraft, The Boeing Company (Boeing) 737-700 (-700). When compared with third quarter 2019, fuel efficiency improved 5.1 percent in third quarter 2021 due to the March 2021 return to service of the Company's most fuel-efficient aircraft, the Boeing 737 MAX (MAX). The MAX remains critical to the Company's efforts to modernize its fleet, reduce carbon emissions intensity, and achieve its goal of carbon neutrality by 2050. The Company expects fourth quarter 2021 fuel efficiency to be in line with third quarter 2021, on a nominal basis.

Based on the Company's existing fuel derivative contracts and market prices as of October 14, 2021, the following table presents estimates of economic fuel costs per gallon3, including the estimated impact of fuel hedging premium expense and fuel derivative contracts, for fourth quarter 2021 and the corresponding prior year period:

	Fourth Quarter
	2021	2020
Economic fuel costs per gallon	$2.25 to $2.35	$1.25
Fuel hedging premium expense	$25 million	$24 million
Fuel hedging premium expense per gallon	$0.05	$0.08
Fuel hedging cash settlement gains per gallon	$0.18	—

As of October 14, 2021, the fair market value of the Company's fuel derivative contracts for the remainder of 2021 was an asset of approximately $89 million, and the fair market value settling in 2022 and beyond was an asset of approximately $824 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense, third quarter 2021 operating expenses increased 4.6 percent, year-over-year, and decreased 20.8 percent, compared with third quarter 2019. The Company accrued $77 million of profitsharing expense in third quarter 2021, for a total of $186 million year-to-date, compared with no profitsharing accrual in third quarter 2020. Excluding fuel and oil expense, special items, and profitsharing, third quarter 2021 operating expenses increased 22.9 percent, year-over-year, and increased 1.9 percent compared with third quarter 2019. Third quarter 2021 CASM, excluding fuel and oil expense, special items, and profitsharing, decreased 16.1 percent, year-over-year, driven primarily by an increase in capacity, and increased 3.5 percent compared with third quarter 2019, which was in line with the Company's expectation. As expected, approximately four points of the unit cost increase, compared with third quarter 2019, was attributable to ramp up costs and premium pay offered to Operations Employees. The Company realized approximately $185 million of costs savings in third quarter 2021 from voluntary separation and extended leave programs and estimates annual 2021 cost savings from these programs to be in the range of $1.0 billion to $1.1 billion.

Based on current cost trends and reduced capacity plans, fourth quarter 2021 operating expenses, excluding fuel and oil expense, special items, and profitsharing, are expected to be comparable with fourth quarter 2019 levels, and increase in the range of 8 percent to 12 percent on a unit basis4 as compared with fourth quarter 2019. The Company is experiencing cost increases primarily due to inflation in labor rates and airport costs. Additionally, the Company currently expects four to five points of the unit cost increase in fourth quarter 2021 to be attributable to investments in the operation to bolster staffing, cost inflation related to lower productivity, and vaccination incentive pay. The Company recently launched a Vaccination Participation Pay Program to incentivize Employees with the equivalent of two days of pay intended to cover the time needed to become vaccinated.

Third quarter 2021 Other expenses increased $2 million, year-over-year, primarily due to a $12 million charge on the partial extinguishment of the Company's convertible notes, partially offset by an improvement in other gains and losses driven by adjustments for fuel derivative contracts not designated as fuel hedges for accounting purposes. Both of these items are excluded from the Company's non-GAAP results as special items. Additionally, interest expense in third quarter 2021 increased $4 million, year-over-year, driven by debt incurred since third quarter 2020.

The Company's third quarter 2021 effective tax rate was 26 percent. The Company currently estimates its annual 2021 effective tax rate to be approximately 27 percent, compared with its previous guidance of approximately 26 percent.

Based on the current cost outlook, and despite the current momentum in revenue trends, the Company does not expect to be profitable in fourth quarter 2021.

Fleet and Capacity
The Company ended third quarter 2021 with 737 Boeing 737 aircraft, including 69 Boeing 737-8 (-8) aircraft. During third quarter 2021, the Company took delivery of one -8 aircraft and does not expect any additional deliveries in 2021. As of September 30, 2021, 24 -700 aircraft remained in temporary storage due to fourth quarter 2021 capacity remaining below fourth quarter 2019 levels. The Company still expects to return one leased -700 aircraft to the lessor in fourth quarter 2021, and recently made the decision to accelerate the retirement of eight -700 owned aircraft from 2022 into fourth quarter 2021, for a total of 18 retirements in 2021. The Company expects to end 2021 with 728 total aircraft.

During third quarter 2021, the Company exercised eight Boeing 737-7 (-7) options for delivery in 2022, and on October 1, 2021, the Company exercised another eight -7 options for delivery in 2023. Including the options exercised on October 1, 2021, the Company's order book with Boeing contains 399 MAX firm orders (250 -7 and 149 -8) and 252 MAX options (-7 or -8) for years 2021 through 2031. The Company continues to expect that more than half of the MAX aircraft in its firm order book will replace a significant amount of its 461 -700 aircraft over the next 10 to 15 years to support the modernization of its fleet, a key component of its environmental sustainability efforts. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables.

The Company's third quarter 2021 capacity increased 46.4 percent, year-over-year, due to increased flight activity driven primarily by increased leisure passenger traffic, but decreased 1.6 percent compared with third quarter 2019. The following table presents capacity results for third quarter 2021:

	July 2021	August 2021	September 2021	3Q 2021
ASMs year-over-year	Up 41%	Up 38%	Up 65%	Up 46%
Previous estimation	(a)	(a)	(a)	Up ~47%
ASMs compared with 2019	Down 3%	Comparable	Down 2%	Down 2%
Previous estimation	(a)	(a)	(a)	(a)
(a) Remains unchanged from previously provided estimation.

The Company expects its fourth quarter 2021 capacity to remain below fourth quarter 2019 levels, and today adjusted its published flight schedule for December 2021. Including these adjustments, the following table presents capacity estimates for fourth quarter 2021:

	Estimated October 2021	Estimated November 2021	Estimated December 2021	Estimated 4Q 2021
ASMs year-over-year	Up ~68%	Up ~42%	Up ~55%	Up ~54%
Previous estimation	Up ~73%	(a)	(a)	Up ~60%
ASMs compared with 2019	Down ~6%	Down ~7%	Down ~12%	Down ~8%
Previous estimation	Down ~3%	(a)	(a)	Down ~5%
(a) No previous estimation provided.

The Company's flight schedule is published for sale through April 24, 2022, and the Company currently expects first quarter 2022 capacity to decrease approximately 6 percent compared with first quarter 2019.

Liquidity and Capital Deployment
As of September 30, 2021, the Company had approximately $16.0 billion in cash and short-term investments, and a fully available revolving secured credit facility of $1.0 billion. The Company continues to have unencumbered assets with an estimated value of more than $11.0 billion, including aircraft value estimated in the range of $9.0 billion to $9.5 billion, and approximately $2.0 billion in non-aircraft assets such as spare engines, ground equipment, and real estate. In addition, the Company has significant value from its Rapid Rewards® loyalty program. As of October 20, 2021, the Company had cash and short-term investments of approximately $16.2 billion.

Net cash used in operations during third quarter 2021 was $575 million, driven primarily by the negative financial effects of the Delta variant on travel demand. Third quarter 2021 capital expenditures were $135 million. The Company continues to estimate its 2021 capital expenditures to be in the range of $500 million to $600 million, driven primarily by technology, facilities, and operational investments, as well as aircraft-related capital expenditures. Based on 72 MAX firm orders planned for 2022, the Company's contractual aircraft capital expenditures for 20225 are now estimated to be approximately $1.7 billion, compared with its previous guidance of $1.6 billion. Further, the Company's total contractual aircraft capital expenditures for all years 2022 through 2026, which represent 200 MAX firm orders (185 -7 and 15 -8), are estimated to be approximately $6.0 billion. Fleet and other capital investment plans are expected to continue to evolve as the Company manages through this pandemic recovery period, and the Company intends to evaluate the exercise of its remaining 42 MAX options for 2022 as decision deadlines occur.

As of September 30, 2021, the Company had current and non-current debt obligations that totaled $11.2 billion. The Company repaid approximately $188 million in debt and finance lease obligations during third quarter 2021, including the extinguishment of $80 million in principal of its convertible notes for a cash payment of $121 million. The Company is currently scheduled to repay approximately $182 million in debt and finance lease obligations in fourth quarter 2021. Based on current debt outstanding and current market interest rates, the Company expects fourth quarter 2021 interest expense to be approximately $115 million. As of September 30, 2021, the Company was in a net cash position6 of $4.8 billion, and its adjusted debt7 to invested capital (leverage) was 56 percent. The Company remains the only U.S. airline with an investment-grade credit rating by all three rating agencies.

Awards and Recognitions
•Ranked #1 for Newsweek's America's Best Customer Service in the Low-Cost Airlines category
•Named a Best Employer for Women 2021 by Forbes
•Named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN's 2021 Disability Equality Index
•Ranked #1 in the Excellence in Reputation Management category for the 2021 Gartner Communications Award

Environmental, Social, and Governance (ESG)
•Established a plan of action to reduce Southwest's carbon emissions intensity by at least 20 percent by 2030 and maintain carbon neutral growth every year through the end of the decade
•Partnering with ChoooseTM and Customers to offset Southwest's carbon emissions by providing the first U.S.-based airline carbon offset offer with loyalty points and for every dollar contributed toward offsetting Southwest's carbon emissions, Southwest will match the contribution8
•Published a Human Rights Policy which formalizes Southwest's longstanding support of human rights principles
•Outlined the next steps in Southwest's Continued Commitment to increase racial and gender diversity in Southwest Leadership
•Assisted with humanitarian efforts to relocate Afghanistan refugees, operating 93 domestic charter flights carrying more than 11,000 People across the United States
•Expanded citizenship reporting in the Southwest Airlines One Report to include the Sustainability Accounting Standards Board (SASB), United Nations Sustainable Development Goals (UNSDG), and Global Reporting Initiatives (GRI) Standards

Conference Call
The Company will discuss its third quarter 2021 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (also referred to as "excluding special items").
2Includes approximately $16.0 billion in cash and short-term investments and a fully available secured revolving credit line of $1.0 billion.
3Based on the Company's existing fuel derivative contracts and market prices as of October 14, 2021, fourth quarter 2021 economic fuel costs per gallon is estimated to be in the range of $2.25 to $2.35. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
4Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
5Net of progress payments made on undelivered MAX aircraft.
6Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
7Adjusted debt is calculated as short-term and long-term debt, including the net present value of aircraft rentals related to operating leases.
8Taxes and fees will not be matched by Southwest or earn points. Southwest's contribution may be used to purchase offsets for Southwest from any carbon offset project of Southwest’s choice. Rapid Rewards® Members can earn 10 Rapid Rewards bonus points per dollar contributed towards the purchase of offsets for Southwest up to a maximum of 500 Rapid Rewards bonus points per month. Points will only be awarded to the Rapid Rewards Member’s Rapid Rewards account number entered at the time of the carbon offset transaction. Terms and conditions apply.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial and operational outlook, expectations, and projected results of operations, including factors and assumptions underlying the Company's expectations and projections; (ii) the Company’s expectations with respect to its progress towards pandemic recovery; (iii) the Company’s goals with respect to distributing fares to business travelers and growing managed business revenues; (iv) the Company's expectations with respect to fuel efficiency, its 2050 emissions goal, and its fuel costs, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (v) the Company’s expectations with respect to the benefits associated with its voluntary separation and extended leave programs; (vi) the Company's plans and expectations regarding its fleet and fleet delivery schedule, including factors and assumptions underlying the Company's plans and expectations; (vii) the Company’s plans and expectations with respect to capacity and capacity adjustments; and (viii) the Company's plans, estimates, and assumptions related to capital spending, in particular with respect to aircraft spending. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) any negative developments related to the COVID-19 pandemic, including, for example, with respect to the duration, spread, severity, or any recurrence of the COVID-19 pandemic or any new variant strains of the underlying virus; the effectiveness, availability, and usage of COVID-19 vaccines; the impact of the recent vaccine Executive Order and other governmental actions on the Company’s business plans and its ability to retain key Employees; the extent of the impact of COVID-19 on overall demand for air travel and the Company's related business plans and decisions; and the impact of the COVID-19 pandemic on the Company's access to capital; (ii) the impact of labor matters on the Company’s business decisions, plans, and strategies; (iii) the Company’s dependence on Boeing with respect to the Company’s operations, strategies, and goals; (iv) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (v) the impact of extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), governmental actions, consumer perception, economic conditions, fears of terrorism or war, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (vi) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vii) the Company's dependence on third parties, in particular with respect to its fuel supply, carbon emissions strategies, and corporate travel enhancements, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (viii) the Company’s dependence on its workforce, including its ability to employ sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (ix) impact of the Company's obligations and restrictions related to its participation in the U.S. Department of Treasury's payroll support programs and any related negative impact on the Company’s ability to retain key Employees; and (x) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2021	2020	Percent Change	2021	2020	Percent Change
OPERATING REVENUES:
Passenger	$4,227	$1,454	190.7	$9,508	$6,003	58.4
Freight	47	41	14.6	140	118	18.6
Other	405	298	35.9	1,091	914	19.4
Total operating revenues	4,679	1,793	161.0	10,739	7,035	52.7

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	2,122	1,678	26.5	5,518	5,245	5.2
Payroll support and voluntary Employee programs, net	(776)	(149)	n.m.	(2,963)	(933)	217.6
Fuel and oil	990	379	161.2	2,261	1,507	50.0
Maintenance materials and repairs	250	185	35.1	646	597	8.2
Landing fees and airport rentals	376	308	22.1	1,092	922	18.4
Depreciation and amortization	322	315	2.2	949	940	1.0
Other operating expenses	662	488	35.7	1,710	1,405	21.7
Total operating expenses, net	3,946	3,204	23.2	9,213	9,683	(4.9)

OPERATING INCOME (LOSS)	733	(1,411)	n.m.	1,526	(2,648)	n.m.

OTHER EXPENSES (INCOME):
Interest expense	115	111	3.6	343	235	46.0
Capitalized interest	(9)	(11)	(18.2)	(27)	(23)	17.4
Interest income	(2)	(4)	(50.0)	(6)	(30)	(80.0)
Other (gains) losses, net	29	35	(17.1)	(32)	95	n.m.
Total other expenses (income)	133	131	1.5	278	277	0.4

INCOME (LOSS) BEFORE INCOME TAXES	600	(1,542)	n.m.	1,248	(2,925)	n.m.
PROVISION (BENEFIT) FOR INCOME TAXES	154	(385)	n.m.	339	(759)	n.m.
NET INCOME (LOSS)	$446	$(1,157)	n.m.	$909	$(2,166)	n.m.

NET INCOME (LOSS) PER SHARE:
Basic	$0.75	$(1.96)	n.m.	$1.54	$(3.89)	n.m.
Diluted	$0.73	$(1.96)	n.m.	$1.49	$(3.89)	n.m.

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	592	590	0.3	591	556	6.3
Diluted	607	590	2.9	610	556	9.7

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2021	2020	Change	2021	2020	Change
Fuel and oil expense, unhedged	$999	$372		$2,264	$1,472
Add: Premium cost of fuel contracts designated as hedges	14	13		43	51
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(23)	(6)		(46)	(16)
Fuel and oil expense, as reported	$990	$379		$2,261	$1,507
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	5	6		19	16
Add: Premium cost of fuel contracts not designated as hedges	11	11		32	22
Fuel and oil expense, excluding special items (economic)	$1,006	$396	154.0	$2,312	$1,545	49.6

Total operating expenses, net, as reported	$3,946	$3,204		$9,213	$9,683
Add: Payroll support and voluntary Employee programs, net	776	149		2,963	933
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	5	6		19	16
Add: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	—		2	—
Add: Premium cost of fuel contracts not designated as hedges	11	11		32	22
Add: Gain from aircraft sale-leaseback transactions	—	—		—	222
Total operating expenses, excluding special items	$4,738	$3,370	40.6	$12,229	$10,876	12.4
Deduct: Fuel and oil expense, excluding special items (economic)	(1,006)	(396)		(2,312)	(1,545)
Operating expenses, excluding Fuel and oil expense and special items	$3,732	$2,974	25.5	$9,917	$9,331	6.3
Deduct: Profitsharing expense	(77)	—		(186)	—
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$3,655	$2,974	22.9	$9,731	$9,331	4.3

Operating income (loss), as reported	$733	$(1,411)		$1,526	$(2,648)
Deduct: Payroll support and voluntary Employee programs, net	(776)	(149)		(2,963)	(933)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	(5)	(6)		(19)	(16)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	—		(2)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	(11)		(32)	(22)
Deduct: Gain from aircraft sale-leaseback transactions	—	—		—	(222)
Operating loss, excluding special items	$(59)	$(1,577)	(96.3)	$(1,490)	$(3,841)	(61.2)

Other (gains) losses, net, as reported	$29	$35		$(32)	$95
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	(3)	(23)		6	(40)
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	(11)		(32)	(22)
Add (Deduct): Mark-to-market impact from interest rate swap agreements	—	1		—	(28)
Deduct: Loss on partial extinguishment of convertible notes	(12)	—		(12)	—
Other (gains) losses, net, excluding special items	$3	$2	50.0	$(70)	$5	n.m.

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2021	2020	Change	2021	2020	Change
Income (loss) before income taxes, as reported	$600	$(1,542)		$1,248	$(2,925)
Deduct: Payroll support and voluntary Employee programs, net	(776)	(149)		(2,963)	(933)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	(5)	(6)		(19)	(16)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	—		(2)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	—		—	(222)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	3	23		(6)	40
Add (Deduct): Mark-to-market impact from interest rate swap agreements	—	(1)		—	28
Add: Loss on partial extinguishment of convertible notes	12	—		12	—
Loss before income taxes, excluding special items	$(166)	$(1,675)	(90.1)	$(1,730)	$(4,028)	(57.1)

Provision (benefit) for income taxes, as reported	$154	$(385)		$339	$(759)
Deduct: Net income (loss) tax impact of fuel and special items (a)	(185)	(41)		(713)	(350)
Deduct: GAAP to Non-GAAP tax rate difference (b)	—	(76)		—	(168)
Benefit for income taxes, net, excluding special items	$(31)	$(502)	(93.8)	$(374)	$(1,277)	(70.7)

Net income (loss), as reported	$446	$(1,157)		$909	$(2,166)
Deduct: Payroll support and voluntary Employee programs, net	(776)	(149)		(2,963)	(933)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	(5)	(6)		(19)	(16)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	—		(2)	—
Deduct: Gain from aircraft sale-leaseback transactions	—	—		—	(222)
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	3	23		(6)	40
Add (Deduct): Mark-to-market impact from interest rate swap agreements	—	(1)		—	28
Add: Loss on partial extinguishment of convertible notes	12	—		12	—
Add: Net income (loss) tax impact of special items (a)	185	41		713	350
Add: GAAP to Non-GAAP tax rate difference (b)	—	76		—	168
Net loss, excluding special items	$(135)	$(1,173)	(88.5)	$(1,356)	$(2,751)	(50.7)

Net income (loss) per share, diluted, as reported	$0.73	$(1.96)		$1.49	$(3.89)
Deduct: Impact of special items	(1.25)	(0.22)		(4.84)	(1.96)
Deduct: Net impact of net income (loss) above from fuel contracts divided by dilutive shares	—	(0.01)		(0.04)	(0.03)
Add: Net income (loss) tax impact of special items (a)	0.30	0.07		1.17	0.63
Add: GAAP to Non-GAAP tax rate difference (b)	—	0.13		—	0.30
Deduct: GAAP to Non-GAAP diluted weighted average shares difference (c)	(0.01)	—		(0.07)	—
Net loss per share, diluted, excluding special items	$(0.23)	$(1.99)	(88.4)	$(2.29)	$(4.95)	(53.7)
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP tax rate differences, primarily due to the PSP proceeds being excluded as a special item, and reflecting the anticipated benefit of carrying back full year 2020 projected net losses to claim tax refunds against previous cash taxes paid relating to tax years 2015 through 2019, some of which were at higher rates than the current year.
(c) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net income position on a GAAP basis versus a Net loss position on a Non-GAAP basis.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three and nine months ended September 30, 2021 and 2020 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Nine months ended
	September 30,		Percent	September 30,		Percent
	2021	2020	Change	2021	2020	Change
Revenue passengers carried (000s)	29,303	11,621	152.2	69,686	41,622	67.4
Enplaned passengers (000s)	36,534	15,064	142.5	87,247	51,833	68.3
Revenue passenger miles (RPMs) (in millions) (a)	31,285	11,888	163.2	73,850	41,437	78.2
Available seat miles (ASMs) (in millions) (b)	38,756	26,464	46.4	95,316	79,701	19.6
Load factor (c)	80.7%	44.9%	35.8 pts.	77.5%	52.0%	25.5 pts.
Average length of passenger haul (miles)	1,068	1,023	4.4	1,060	996	6.4
Average aircraft stage length (miles)	808	736	9.8	794	740	7.3
Trips flown	305,758	231,105	32.3	766,979	696,586	10.1
Seats flown (000s) (d)	47,471	35,491	33.8	119,088	106,271	12.1
Seats per trip (e)	155.3	153.6	1.1	155.3	152.6	1.8
Average passenger fare	$144.24	$125.07	15.3	$136.45	$144.22	(5.4)
Passenger revenue yield per RPM (cents) (f)	13.51	12.23	10.5	12.88	14.49	(11.1)
RASM (cents) (g)	12.07	6.78	78.0	11.27	8.83	27.6
PRASM (cents) (h)	10.91	5.49	98.7	9.98	7.53	32.5
CASM (cents) (i)	10.18	12.11	(15.9)	9.67	12.15	(20.4)
CASM, excluding Fuel and oil expense (cents)	7.63	10.67	(28.5)	7.29	10.26	(28.9)
CASM, excluding special items (cents)	12.23	12.74	(4.0)	12.83	13.65	(6.0)
CASM, excluding Fuel and oil expense and special items (cents)	9.63	11.24	(14.3)	10.40	11.71	(11.2)
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	9.43	11.24	(16.1)	10.21	11.71	(12.8)
Fuel costs per gallon, including fuel tax (unhedged)	$2.03	$1.15	76.5	$1.88	$1.49	26.2
Fuel costs per gallon, including fuel tax	$2.01	$1.18	70.3	$1.87	$1.52	23.0
Fuel costs per gallon, including fuel tax (economic)	$2.04	$1.23	65.9	$1.92	$1.56	23.1
Fuel consumed, in gallons (millions)	491	320	53.4	1,203	985	22.1
Active fulltime equivalent Employees (j)	53,984	57,931	(6.8)	53,984	57,931	(6.8)
Aircraft at end of period (k)	737	734	0.4	737	734	0.4
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included less than 500 and a total of 10,684 Employees on Extended Emergency Time Off as of September 30, 2021 and September 30, 2020, respectively.
(k) Included 24 Boeing 737 Next Generation aircraft in temporary storage as of September 30, 2021. Also included 34 Boeing 737 MAX and 70 Boeing 737 Next Generation aircraft in long-term storage as of September 30, 2020.

Southwest Airlines Co.
Supplemental Information Compared with 2019
(unaudited)

The Company believes certain comparisons with 2019 are more relevant measures of performance than year-over-year comparisons due to the significant impacts in 2020 due to the pandemic. Therefore, the below supplemental information is provided for reference.

As reported
	Three months ended September 30,			Nine months ended September 30,
(in millions, except per share and unit costs)	2021	2019	Percent Change	2021	2019	Percent Change
Net income	$446	$659	(32.3)	$909	$1,787	(49.1)
Net income per share, diluted	$0.73	$1.23	(40.7)	$1.49	$3.29	(54.7)
Operating revenues	$4,679	$5,639	(17.0)	$10,739	$16,698	(35.7)
Operating expenses	$3,946	$4,820	(18.1)	$9,213	$14,406	(36.0)
Operating expenses, excluding Fuel and oil expense	$2,956	$3,730	(20.8)	$6,952	$11,164	(37.7)
Operating expenses, excluding Fuel and oil expense and profitsharing	$2,879	$3,586	(19.7)	$6,766	$10,761	(37.1)
RASM (cents)	12.07	14.32	(15.7)	11.27	14.24	(20.9)
Passenger revenue yield per RPM (cents)	13.51	15.90	(15.0)	12.88	15.76	(18.3)
CASM (cents)	10.18	12.24	(16.8)	9.67	12.29	(21.3)
CASM, excluding Fuel and oil expense and profitsharing (cents)	7.43	9.11	(18.4)	7.10	9.18	(22.7)
Fuel costs per gallon, including fuel tax	$2.01	$2.07	(2.9)	$1.87	$2.09	(10.5)
Revenue passengers carried (000s)	29,303	33,538	(12.6)	69,686	99,758	(30.1)
Available seat miles (ASMs)	38,756	39,379	(1.6)	95,316	117,250	(18.7)
Load factor	80.7%	83.5%	(2.8) pts.	77.5%	83.7%	(6.2) pts.

Adjusted for special items
	Three months ended September 30,			Nine months ended September 30,
(in millions, except per share and unit costs)	2021	2019	Percent Change	2021	2019	Percent Change
Net income (loss)	$(135)	$659	n.m.	$(1,356)	$1,787	n.m.
Net income (loss) per share, diluted	$(0.23)	$1.23	n.m.	$(2.29)	$3.29	n.m.
Operating revenues	$4,679	$5,639	(17.0)	$10,739	$16,698	(35.7)
Operating expenses	$4,738	$4,820	(1.7)	$12,229	$14,406	(15.1)
Operating expenses, excluding Fuel and oil expense	$3,732	$3,730	0.1	$9,917	$11,164	(11.2)
Operating expenses, excluding Fuel and oil expense and profitsharing	$3,655	$3,586	1.9	$9,731	$10,761	(9.6)
RASM (cents)	12.07	14.32	(15.7)	11.27	14.24	(20.9)
Passenger revenue yield per RPM (cents)	13.51	15.90	(15.0)	12.88	15.76	(18.3)
CASM (cents)	12.23	12.24	(0.1)	12.83	12.29	4.4
CASM, excluding Fuel and oil expense and profitsharing (cents)	9.43	9.11	3.5	10.21	9.18	11.2
Fuel costs per gallon, including fuel tax (economic)	$2.04	$2.07	(1.4)	$1.92	$2.09	(8.1)
Revenue passengers carried (000s)	29,303	33,538	(12.6)	69,686	99,758	(30.1)
Available seat miles (ASMs)	38,756	39,379	(1.6)	95,316	117,250	(18.7)
Load factor	80.7%	83.5%	(2.8) pts.	77.5%	83.7%	(6.2) pts.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$12,980	$11,063
Short-term investments	3,024	2,271
Accounts and other receivables	1,479	1,130
Inventories of parts and supplies, at cost	511	414
Prepaid expenses and other current assets	560	295
Total current assets	18,554	15,173
Property and equipment, at cost:
Flight equipment	21,262	20,877
Ground property and equipment	6,287	6,083
Deposits on flight equipment purchase contracts	—	305
Assets constructed for others	3	309
	27,552	27,574
Less allowance for depreciation and amortization	12,496	11,743
	15,056	15,831
Goodwill	970	970
Operating lease right-of-use assets	1,611	1,892
Other assets	919	722
	$37,110	$34,588
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,229	$931
Accrued liabilities	1,687	2,259
Current operating lease liabilities	243	306
Air traffic liability	5,751	3,790
Current maturities of long-term debt	225	220
Total current liabilities	9,135	7,506

Long-term debt less current maturities	11,013	10,111
Air traffic liability - noncurrent	2,485	3,343
Deferred income taxes	1,795	1,634
Construction obligation	—	309
Noncurrent operating lease liabilities	1,334	1,562
Other noncurrent liabilities	1,098	1,247
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,251	4,191
Retained earnings	15,706	14,777
Accumulated other comprehensive income (loss)	267	(105)
Treasury stock, at cost	(10,862)	(10,875)
Total stockholders' equity	10,250	8,876
	$37,110	$34,588

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$446	$(1,157)	$909	$(2,166)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	322	315	949	940
Unrealized/realized (gain) loss on fuel derivative instruments	(2)	17	(25)	25
Deferred income taxes	67	(298)	42	(528)
Gain on sale-leaseback transactions	—	—	—	(222)
Loss on partial extinguishment of convertible notes	12	—	12	—
Changes in certain assets and liabilities:
Accounts and other receivables	(23)	(123)	(819)	(60)
Other assets	59	84	64	366
Accounts payable and accrued liabilities	(948)	26	(25)	(65)
Air traffic liability	(442)	216	1,103	1,584
Other liabilities	(88)	(106)	(275)	(312)
Cash collateral received from (provided to) derivative counterparties	42	(5)	128	2
Other, net	(20)	(19)	12	(95)
Net cash provided by (used in) operating activities	(575)	(1,050)	2,075	(531)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(135)	(89)	(325)	(425)
Supplier proceeds	—	—	—	428
Assets constructed for others	(3)	—	(3)	—
Proceeds from sale-leaseback transactions	—	—	—	815
Purchases of short-term investments	(1,525)	(1,536)	(4,500)	(3,881)
Proceeds from sales of short-term and other investments	1,251	1,191	3,747	2,956
Net cash used in investing activities	(412)	(434)	(1,081)	(107)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	—	—	2,294
Proceeds from issuance of long-term debt	—	1,125	—	5,622
Proceeds from term loan credit facility	—	—	—	3,683
Proceeds from revolving credit facility	—	—	—	1,000
Proceeds from convertible notes	—	—	—	2,300
Proceeds from Payroll Support Program loan and warrants	—	130	1,136	1,016
Proceeds from Employee stock plans	13	13	39	36
Repurchase of common stock	—	—	—	(451)
Payments of long-term debt and finance lease obligations	(67)	(59)	(177)	(295)
Payments of term loan credit facility	—	—	—	(3,683)
Payments of revolving credit facility	—	—	—	(1,000)
Payments of cash dividends	—	—	—	(188)
Payments of terminated interest rate derivative instruments	—	(31)	—	(31)
Payments for repurchases and conversions of convertible debt	(121)	—	(121)	—
Capitalized financing items	—	44	—	(133)
Other, net	18	20	46	29
Net cash provided by (used in) financing activities	(157)	1,242	923	10,199
NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,144)	(242)	1,917	9,561
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,124	12,351	11,063	2,548
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,980	$12,109	$12,980	$12,109

Southwest Airlines Co.
Fuel Derivative Contracts
As of October 14, 2021

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (d)
Average Brent Crude Oil price per barrel	Fourth Quarter 2021 (c)
$60	$1.80 - $1.90
$70	$2.05 - $2.15
Current Market (a)	$2.25 - $2.35
$90	$2.35 - $2.45
$100	$2.50 - $2.60
Estimated fuel hedging premium expense per gallon (b)	$0.05
Estimated premium costs (b)	$25 million

Period	Maximum fuel hedged (gallons in millions) (e)
Remainder of 2021	321
2022	1,220
2023	769
2024	358

(a) Brent crude oil average market price as of October 14, 2021, was approximately $83 per barrel for fourth quarter 2021.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.
(c) Based on the Company's existing fuel derivative contracts and market prices as of October 14, 2021, fourth quarter 2021 economic fuel costs are estimated to be in the $2.25 to $2.35 per gallon range, including fuel hedging premium expense of approximately $25 million, or $0.05 per gallon, and $0.18 per gallon in favorable cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(d) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate ("WTI") and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of October 14, 2021. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
(e) The Company's gallons that are covered by derivative contracts represent the maximum number of gallons hedged for each respective period, which may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes provided, as market prices and the Company's fuel consumption fluctuates. Based on the Company's available seat mile plans for annual 2021, its maximum percent of estimated fuel consumption covered by fuel derivative contracts is 77 percent. The Company believes that providing the maximum percent of fuel consumption covered by derivative contracts in future years relative to 2019 fuel gallons consumed is a more relevant measure for future coverage, due to uncertainty regarding available seat mile plans in future years. Based on 2019 fuel gallons consumed, the Company's maximum percent of fuel consumption covered by fuel derivative contracts is 59 percent in 2022, 37 percent in 2023, and 17 percent in 2024.

Southwest Airlines Co.
737 Delivery Schedule
As of October 21, 2021

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Additional -8s		Total

2021	—		19		—	9		28	(a)
2022	72		—		42	—		114	(b)
2023	38		—		52	—		90	(c)
2024	30		—		56	—		86
2025	30		—		56	—		86
2026	15		15		40	—		70
2027	15		15		6	—		36
2028	15		15		—	—		30
2029	20		30		—	—		50
2030	15		45		—	—		60
2031	—		10		—	—		10
	250	(d)	149	(e)	252	9	(f)	660

(a) All 28 -8s were delivered as of September 30, 2021, consisting of 19 owned and 9 leased aircraft.
(b) The Company exercised eight -7 options for delivery in 2022 during third quarter 2021.
(c) The Company exercised eight -7 options for delivery in 2023 on October 1, 2021.
(d) The delivery schedule for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(e) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(f) These 9 additional -8 aircraft are leases acquired from various third parties and delivered as of September 30, 2021.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; and Net loss per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.PSP proceeds, which were used to pay a portion of Employee salaries, wages, and benefits;
2.Charges and adjustments to previously accrued amounts related to the Company's extended leave program;
3.Adjustments for prior period losses reclassified from Accumulated other comprehensive income (loss) ("AOCI") associated with forward-starting interest rate swap agreements that were terminated in prior periods related to twelve -8 aircraft leases;
4.Gains associated with the sale-leaseback of ten Boeing 737-800 aircraft and ten Boeing -8 aircraft to third parties;

5.Unrealized losses related to twelve forward-starting interest rate swap agreements. During the first nine months of 2020, the interest rate swap agreements, which were related to twelve -8 aircraft leases (with deliveries originally scheduled between June 2020 and September 2020), were de-designated as hedges due to the scheduled delivery range no longer being probable, resulting in the mark-to-market changes being recorded to earnings; and
6.Losses associated with the partial extinguishment of the Company's convertible notes.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; and Net loss per share, diluted, non-GAAP.